EXHIBIT 10.24

                            FLYNN LAND COMPANY, INC.
                                One Flynn Center
                              825 Van Ness Avenue
                            San Francisco, CA  94109
                                 July 12, 1999
Western Can Ltd.
c/o Karen Nielsen Higgins, Esq.
Loeb & Loeb, LLP
1000 Wilshire Blvd., Ste. 1800
Los Angeles, CA  90017

Re:  FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

     This letter agreement shall be the First Amendment to that certain Purchase and Sale Agreement dated May 27, 1999 between Flynn Land Company, Inc., as Purchaser and Western Can, Ltd., as Seller (the "Agreement"). Capitalized terms used herein shall be as defined in the Agreement.
     1. Purchase Price/Additional Deposit. Section 3.1 is amended to provide that the total Purchase Price shall be Twenty Three Million Two Hundred Fifty Thousand Dollars ($23,250,000). Purchaser represents to Seller that the Additional Deposit has been deposited with the Escrow Agent, and that the total Deposit and Additional Deposit now held by Escrow Agent is $500,000.
     2. Feasibility and Environmental Inspection. Purchaser has waived all contingencies set forth in Section 5 with the sole exception of the completion and approval of a Phase II environmental inspection including soil borings and samples. For that purpose alone the Feasibility Period is extended to July 22, 1999 at 5:00 pm. Should Purchaser not approve the Phase II environmental report by notice in writing to Seller by 5:00 PM on July 22, 1999, the Agreement shall be terminated and the Deposit, including the Additional Deposit, shall be returned to Purchaser, less any cancellation fees payable by Purchaser under the Agreement. If an appropriate notice is delivered, the Deposit and the Additional Deposit shall become immediately non-refundable except as expressly set forth in the Agreement.
     3. Extension of Closing and Extension Deposit. Under Section 7.1.1, the Extension Deposit (which shall be delivered directly to Seller) is reduced from $250,000 to $125,000 and the period of the extension is reduced from thirty (30) days to fifteen (15) days.
     4. Release/Approval Regarding Landkamer Lease. Purchaser hereby unconditionally approves that certain lease extension for Landkamer Partners as proposed to Purchaser under a cover letter of Seller's counsel on June 3, 1999. In addition, as a material consideration for Seller agreeing to the terms of this Amendment, Purchaser hereby expressly waives and forever releases any and all claims that the Purchaser may now have or hereafter acquire against Seller from or related to the foregoing lease proposal and lease extension. The foregoing waiver and release shall survive the Closing.
     5. Confirmation. Except as modified hereby, the Agreement is ratified and confirmed.
     If the foregoing is agreeable to you please sign as indicated on a copy of this letter agreement and return the signed copy to the undersigned.
Yours very truly,
Gregory G. Flynn, President
The undersigned hereby agrees to the provisions of the foregoing
First Amendment.
Western Can, Ltd.
By: